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                                                                    EXHIBIT 10

                                                                Execution Copy

                             SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement") is made as of October 10, 2006, by and among: (a) Pinnacle Entertainment, Inc., a Delaware corporation ("Pinnacle"), (b) the Official Committee of Equity Security Holders of President Casinos, Inc. ("Committee"), (c) President Casinos, Inc., a Delaware corporation ("PCI"), (d) President Riverboat Casino-Missouri, Inc., a Missouri corporation ("PRC-MO"), and Terrence L. Wirginis ("Wirginis"). As used in this Agreement, "Debtors" refers collectively to PCI and PRC-MO, and "parties" refers collectively to Pinnacle, the Committee, PCI, PRC-MO and Wirginis.

WHEREAS, PCI is a debtor and debtor-in-possession in Chapter 11 Bankruptcy Case No. 02 53005 (the "PCI Case") and PRC-MO is a debtor and debtor-in-possession in Chapter 11 Bankruptcy Case No. 02 53006 (the "PRC-MO Case" and collectively with the PCI Case, the "Case"), both pending in the United States Bankruptcy Court for the Eastern District of Missouri (the "Bankruptcy Court");

WHEREAS, PCI is the owner of all of the outstanding shares of common stock in PRC-MO, and PRC-MO is the owner and operator of a riverboat casino, located on the Mississippi River riverfront in St. Louis, Missouri and moored to a barge known as Admiral Barge One;

WHEREAS, Pinnacle, as buyer, and PCI and PRC-MO, as sellers, entered into that certain Riverboat Casino Sale and Purchase Agreement, dated as of February 24, 2006 (as the same may be subsequently amended or supplemented, the "Pinnacle Purchase Agreement"), pursuant to which, subject to certain adjustments and conditions, PCI agreed to sell to Pinnacle one hundred percent of the outstanding shares of common stock in PRC-MO for $31,500,000.00; capitalized terms used but not defined herein shall have the meanings set forth in the Pinnacle Purchase Agreement;

WHEREAS, PRC-MO filed with the Bankruptcy Court the Third Amended Chapter 11 Plan of Reorganization Dated August 11, 2006 for Debtor PRC-MO (the "PRC-MO Plan") incorporating the Pinnacle Purchase Agreement;

WHEREAS, the Committee filed with the Bankruptcy Court a competing Chapter 11 plan of reorganization for PCI and PRC-MO, the First Amended Chapter 11 Plan of Reorganization Proposed by the Committee (dated September 20, 2006) (the "Committee Plan"), which is based on PCI retaining the stock of PRC-MO and PRC-MO reorganizing its operations with funds from third-party lenders;

WHEREAS, the Debtors, Pinnacle, and the Committee met to discuss the circumstances under which such parties would agree to support a single Chapter 11 plan of reorganization for PRC-MO;

WHEREAS, PCI and PRC-MO provided certain information to Pinnacle and the Committee to facilitate such discussions;

WHEREAS, Pinnacle and the Committee proposed to PCI and PRC-MO that the PRC-MO

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Plan should be amended to implement the terms of this Agreement, and the parties have agreed that the Pinnacle Purchase Agreement should be amended as described below.

WHEREAS, PCI and PRC-MO agreed to propose such amended PRC-MO Plan (the "Amended PRC-MO Plan"); and

WHEREAS, the parties desire to resolve any and all outstanding issues between them on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the covenants and understandings set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. The Recitals. The recitals set forth above are expressly incorporated in this Agreement, and are made an equal part of, this Agreement.

2. The Committee Plan. Upon approval of this Agreement by the Bankruptcy Court, the Committee will withdraw the Committee Plan.

3. The Amended PRC-MO Plan. Promptly upon approval of this Agreement by the Bankruptcy Court, PRC-MO will file the Amended PRC-MO Plan, incorporating the terms of this Agreement. The Amended PRC-MO Plan will include the provisions of the PRC-MO Plan that are not inconsistent with the terms of this Agreement and, in addition, will include the following terms and provisions:

  (a) The holders of record of Allowed Class 4 Unsecured Claims (as defined under the PRC-MO Plan and determined as of September 22, 2006) will be paid in full the amount equal to their Allowed Class 4 Unsecured Claims on the effective date of the Amended PRC-MO Plan.

  (b) The holders of the 12% Notes due 2001 and 13% Senior Exchange Notes due 2001, designated as the Class 5 Claims under the PRC-MO Plan (exclusive of any amounts owed to J. Edward Connelly Associates, Inc. on account of the Assigned Distribution Amount as defined in PRC-MO Plan, collectively, the "Bondholders"), will receive on the effective date of the Amended PRC-MO Plan an amount equal to the Allowed Class 5 Claims of the Bondholders (the "Total Bond Claims") under the PRC-MO Plan less $10 million. This payment will leave $10 million of allowed claims held by the Bondholders unsatisfied (the "Unpaid Bond Amount"). The Bondholders will (i) waive the payment of $5 million of the Unpaid Bond Amount and (ii) defer, as provided in Section 3(c) below, payment of the remaining $5 million of the Unpaid Bond Amount (the "Deferred Bond Payment").

  (c) The Deferred Bond Payment will be paid to the Bondholders from one-half of any gross aggregate amounts recovered by the Trustee of the Distribution Trust (as defined in the PRC-MO Plan), PCI, or any affiliate (collectively, the "President Companies") in excess of $5 million from (i) any amounts received from any source with respect to claims related to the failure by Columbia Sussex Corporation ("Columbia Sussex") to consummate an agreement to purchase PRC-MO's riverboat-casino and (ii) any amounts received as sales tax refunds due to PRC-MO. The recovery amount due to the Bondholders with respect to the Deferred Bond Amount will be calculated without taking into account any expenses or costs incurred by the Trustee of the Distribution Trust, PCI, or any other party in pursuit of Columbia Sussex and such sales tax claims.

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  (d) Any settlement of PCI and PRC-MO claims against Columbia Sussex will be subject to review and approval by the Bankruptcy Court. PCI and the Trustee of the Distribution Trust will give to the Bondholders prior written notice of any proposed settlement of the Columbia Sussex claims, and the Bondholders may object to the fairness of any such proposed settlement in the proceedings for approval thereof conducted by the Bankruptcy Court.

  (e) The Bondholders will have no obligation to extend additional financing to fund the operating costs or the litigation costs of the Distribution Trust, PCI, or PCI's bankruptcy estate.

  (f) The substantial contribution claim pursuant to Section 503(b)(3)(D) or 503(b)(4) of the Bankruptcy Code of the Ad Hoc Committee of Equity Security Holders of PCI (the "Ad Hoc Committee") will be allowed in the amount of: (i) $557,037.29 plus (ii) additional substantiated fees and expenses in the amount not to exceed $17,962.71, and shall be paid on the effective date of the Amended PRC-MO Plan.

  (g) The professionals employed by the Committee shall be included in the definitions of Professionals, Professional Fees, and Professional Fee Claims and the fees and expenses thereof shall be paid pursuant to Section 2.3 of the PRC-MO Plan.

  (h) The amendment to the Pinnacle Purchase Agreement described in Section 4, below, shall be reflected in the Amended PRC-MO Plan.

4. Amendments to Pinnacle Purchase Agreement.

  (a) Section 2(f) of the Pinnacle Purchase Agreement is hereby amended in its entirety to read as follows:

  Reduction of Base Purchase Price. If the Amended PRC-MO Plan (as such term is defined in that certain Settlement Agreement dated as of October 10, 2006) is not confirmed prior to January 1, 2007, the Base Purchase Price shall be reduced by an amount equal to the adjusted EBITDA (the "Adjusted EBITDA") attributable to the period beginning January 1, 2007, and ending on the date such plan is confirmed. The Adjusted EBITDA shall for any period mean (i) the earnings before interest, taxes, depreciation and amortization (calculated to the extent relevant in accordance with GAAP) of the operations of the Company,
(ii) reduced by the amount of distributions to the Seller for payment of parent level administrative expenses attributable to such period in an amount not to exceed $100,000 per month during such period (pro rated through the day the Amended PRC-MO Plan is confirmed). Notwithstanding the foregoing, the Base Purchase Price shall not be reduced during any period in which the failure of the Amended PRC-MO Plan to be confirmed is attributable to Pinnacle's action or failure to act or to events otherwise within Pinnacle's control.
  (b) Section 16 of the Pinnacle Purchase Agreement is hereby amended in its entirety to read as follows:

  Termination Events. This Agreement may be terminated prior to the Closing
Date:

  (a) by Buyer or Seller upon written notice to the other party at any time prior to the Closing (I) if the Confirmation Order has not been entered on or before June 30, 2007 (or such later date as mutually agreed to by the

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parties), or (II) Closing shall not have occurred on or before December 31,
2007 (or such later date as is mutually agreed to by the parties hereto) by reason of the failure of any condition precedent under Section 4, provided that such failure did not result primarily from the terminating party materially breaching any covenant contained in this Agreement, or unless the terminating party shall have waived such condition precedent in writing);

  (b) by Buyer upon written notice to Seller if Buyer is in compliance in all material respects with this Agreement and Seller or Company fails to perform any material obligation required to be performed by Seller or Company, as applicable, prior to or at the Closing, which failure continues for twenty
(20) Business Days after written notice from Buyer to Seller or the Company, as applicable, of such failure;

  (c) by Seller upon written notice to Buyer if Seller is in compliance in all material respects with this Agreement and Buyer fails to perform any material obligation required to be performed by Buyer prior to or at the Closing, which failure continues for twenty (20) Business Days after written notice from Seller to Buyer of such failure;

  (d) by mutual written agreement of Buyer and Seller;

  (e) [Omitted];

  (f) by Buyer upon written notice to Seller if any of the conditions of
Section 4 cannot be met and will not be waived by Buyer;

  (g) by Seller upon written notice to Buyer if any of the conditions of
Section 5 cannot be met and will not be waived by Seller; and

  (h) [Omitted].

Upon a valid termination of this Agreement by Seller pursuant to subsection
(c) above, the Deposit (excluding interest accrued thereon, if any) shall be forfeited to Seller, but without prejudice to any legal remedy for money damages that Seller may have, if any, against Buyer as a result of such breach; provided, however, that Seller's legal remedies hereunder shall be limited exclusively to money damages; provided, further, that in no event shall Seller have the right to specific performance or any other equitable remedy against Buyer in connection with this Agreement or the transactions contemplated hereby. Upon a valid termination of this Agreement pursuant to subsections (a), (d), (f) or (g), the Deposit (with interest accrued thereon, if any) shall be immediately returned to Buyer and both parties shall execute mutual escrow instructions to Escrow Agent to that effect. Upon a valid termination of this Agreement by Buyer pursuant to subsection (b) above, the Deposit (with interest accrued thereon, if any) shall be immediately returned to Buyer, without prejudice to any legal or equitable remedy that Buyer may have, if any, against Seller as a result of such breach.
  5. Wirginis. Wirginis will (i) support the approval of this Agreement, the consummation of the Pinnacle Purchase Agreement, and the confirmation of the Amended PRC-MO Plan, (ii) not support and, to the extent applicable, vote against any bankruptcy plan inconsistent with the Amended PRC-MO Plan, and
(iii) pay to Pinnacle any amounts Wirginis receives (including the fair market value of any property received or any securities or other interests of PRC-MO or PCI retained) pursuant to any bankruptcy plan that is inconsistent with (x) the Amended PRC-MO Plan or (y) the Pinnacle Purchase Agreement, in each case,

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to the extent such amounts are in excess of the amounts Wirginis would be entitled to receive had the Amended PRC-MO Plan been confirmed and the Pinnacle Purchase Agreement been consummated in accordance with their terms.

  6. Support. So long as Pinnacle is not in breach of its obligations under the Pinnacle Purchase Agreement or hereunder, and provided that the Pinnacle Purchase Agreement and this Agreement are still in full force and effect, the signatories to this Agreement will support the approval of this Agreement, the consummation of the Pinnacle Purchase Agreement, and the confirmation of the Amended PRC-MO Plan. No signatory to this Agreement may propose or support a Chapter 11 plan of reorganization for PRC-MO or PCI that is inconsistent with the terms of this Agreement or the Amended PRC-MO Plan. No signatory to this Agreement may take any action that will cause a delay in the commencement or continuation of the November 14, 2006 hearing to consider confirmation of the Amended PRC-MO Plan.

  7. Parties' Mutual Releases. The term "Release Date" means the date by which both of the following have occurred: (a) the closing of the transaction under the Pinnacle Purchase Agreement and (b) the payment to Pinnacle of all amounts set forth in Section 3(a) of this Agreement and the Total Bond Claims minus the Unpaid Bond Amount. On the Release Date, each of the parties, on behalf of itself and all others who could claim by or through such party, hereby fully and forever releases and discharges all of the other parties and each of their respective predecessors (including, without limitation the Ad Hoc Committee), members of the Ad Hoc Committee and the Committee (but only with respect to those members who sign this Agreement agreeing to be bound by the provisions of Section 6 and Section 7 hereof) (such members, the Ad Hoc Committee and the Committee, collectively, the "Equity Releasees"), and their respective successors and assigns, from any and all claims, actions, rights, agreements, or liabilities, known or unknown, asserted or unasserted, suspected to exist or not suspected to exist, whether arising under federal statute, state statute, federal or state common law or otherwise, which now or in the future may exist, including, without limitation, any and all known or unknown claims based upon or arising out of any events, facts, or circumstances alleged or that could have been alleged, by amendment or otherwise. This release covers all known and unknown claims arising out of all known and unknown facts from the beginning of time through the Release Date. The sole exceptions to this release are (i) claims that Pinnacle will have for the Deferred Bond Payments,
(ii) any claims that any party may have against any other party under this Agreement, and (iii) any rights, obligations or claims of any party under the Pinnacle Purchase Agreement or the Amended PRC-MO Plan; provided that, for the avoidance of doubt, the forgoing exception shall not include any claim of Pinnacle against the Equity Releasees arising out of or related to the actions of the Equity Releasees in connection with (x) arranging for financing to acquire the claims of the Bondholders and/or unsecured creditors, and (y) the formulation, financing and pursuit of a plan of reorganization in the Case. The terms of the release in this Section 7 will be included in the Amended PRC-MO Plan and any order of the Bankruptcy Court confirming the Amended PRC-MO Plan.
  8. Assumption of Risk. The parties expressly understand that the facts with respect to this Agreement may turn out to be different from the facts now known or believed by the parties to be true. Each of the parties expressly assumes the risk of the facts turning out to be different, and this Agreement will be in all respects effective and not subject to termination or rescission by reason of any such differences. Each of the parties understands and acknowledges the significance and the consequences of this specific waiver of

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unknown claims and hereby assumes full responsibility for any injuries, damages, losses, or liabilities that the party may incur from the waiver of any unknown claims.

  9. No Admission of Liability. The parties acknowledge that this Agreement represents a settlement of disputed claims and that, by entering into this Agreement, none of the parties admits or acknowledges the existence of any liability or wrongdoing.

  10. Amendment of Plan or Purchase Agreement. The Amended PRC-MO Plan may not be amended, supplemented, or modified, nor may its terms or conditions be waived (or otherwise deemed satisfied), to the extent that any such amendment, supplement, modification, or waiver contravenes, or otherwise negates the terms and conditions of, this Agreement or adversely affects any party, without the written consent of all of the parties. The Pinnacle Purchase Agreement may not be amended, supplemented, or modified, nor may its terms or conditions be waived (or otherwise deemed satisfied), to the extent that any such amendment, supplement, modification, or waiver (i) results in a material reduction in the purchase price that is not already contemplated in the Pinnacle Purchase Agreement, or (ii) results in a change in the Excluded Assets (as that term is defined in the Pinnacle Purchase Agreement), without the written consent of all of the parties.

  11. Expedited Approval. The parties immediately will seek the Bankruptcy Court's approval of this Agreement on an expedited basis pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure.

  12. Bankruptcy Court Approval. This Agreement will be of no force and effect unless and until it is approved pursuant to a final order of the Bankruptcy Court. The Bankruptcy Court's approval is a condition precedent to enforceability of this Agreement.

  13. Representations, Warranties and Covenants. The parties represent and warrant that they have read and thoroughly understand the terms and conditions of this Agreement. This Agreement represents a final and complete expression of the understandings between the parties and this Agreement may not be contradicted by evidence of any prior oral agreement or of a contemporaneous oral agreement or understanding between the parties. There are no promises, terms, conditions or obligations other than those contained in this Agreement. Each party hereby represents and warrants that it has full and complete authority to sign this Agreement and that, in signing this Agreement, it is binding itself and its predecessors, successors, and assigns to this Agreement. Each party will use commercially reasonable efforts to seek and obtain approval of this Agreement and confirmation of the Amended PRC-MO Plan by the Bankruptcy Court.

  14. Neutral Construction of the Agreement. This Agreement is a product of arms length negotiations between the parties and represents the jointly conceived, bargained for, and agreed upon language mutually determined by the parties to express their intentions in entering into this Agreement. Any ambiguity or uncertainty in this Agreement will be deemed to be caused by or attributable to the parties collectively. In any action to enforce or interpret this Agreement, the Agreement will be construed in a neutral manner, and no term or provision of this Agreement, or the Agreement as a whole, may be construed more or less favorably to any one party to this Agreement.

  15. Agreement Binding on Successors. The terms and conditions of this

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Agreement will be binding on the parties and their successors and assigns.

  16. Choice of Law. The validity, construction, and enforcement of this Agreement will be governed by the laws of the State of Missouri without regard to its choice of law principles. If legal action is initiated relative to this Agreement or rights or obligations of the parties under this Agreement, the action must be initiated, maintained, and continued in the Bankruptcy Court.

  17. Headings. The headings in this Agreement are inserted for the convenience of the parties only and may not be used to interpret, construe, or in any way affect the meaning of the terms and provisions of this Agreement.

  18. Attorneys Fees. If any party to this Agreement employs an attorney to remedy, prevent or obtain relief from a breach or default of this Agreement, or arising out of a breach or default of this Agreement, or in connection with asserting or contesting the validity of this Agreement, any of the terms, covenants, provisions, and all conditions hereof, or of any of the matters referred to herein, and such party is the prevailing party in any action brought with respect thereto, such party will be entitled to be reimbursed for all of its reasonable attorneys' fees, including without limitation, those attorneys' fees incurred in each and every action, suit, or proceeding, including any and all appeals and petitions therefrom, and all costs and expenses incurred in connection therewith, from the party against whom such action was brought against.

  19. Power of Representatives. Any party executing this Agreement in a representative capacity is duly authorized and empowered to do so.

  20. Counterpart Signatures. This Agreement may be signed in counterparts, each of which taken together shall constitute an original. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

  21. Entire Agreement and Integration. Except as expressly provided in this Agreement, this Agreement is the final written expression and complete and exclusive statement of all the agreements, conditions, promises, and covenants among the parties with respect to the specific subject matter hereof, and supersedes all prior or contemporaneous agreements, negotiations, representations, understandings, and discussions among the parties or their respective counsel with respect the subject matter covered in this Agreement. Any amendment or modification of this Agreement, to be legally binding, must: be in writing, specifically refer to this Agreement, and be signed by the duly authorized representative of all parties hereto.

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  22. Notices. Notices shall be sent as follows:

  If to Pinnacle:

  address specified for "Buyer" in Section 20 of the Pinnacle Purchase Agreement

  with a copy to:
  Randall F. Scherck
  Lathrop & Gage L.C.
  The Equitable Building, Suite 1300
  10 South Broadway
  St. Louis, MO 63102 Facsimile: (314) 613-2550

  If to the Committee:

  Thomas E. Patterson
  Klee, Tuchin, Bogdanoff & Stern LLP
  2121 Avenue of the Stars, 33rd Floor
  Los Angeles, CA  90067
  Facsimile:  (310) 407-9090

  If to PCI or PRC-MO:

  address specified for "Seller" in Section 20 of the Pinnacle Purchase Agreement

Any party may change its address or fax numbers for purposes of this paragraph upon delivery to the other parties of a written notice of change of address.

  23. Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all such other agreements, certificates, instruments and documents that any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

  24. Termination. If the Court has not entered an order approving this Agreement by October 23, 2006, then (a) this Agreement shall be void ab initio, (b) nothing herein shall be deemed an admission by any party, (c) this Agreement shall not be admissible in the Bankruptcy Court or in any other court or proceeding, and (d) each party shall retain all of its rights which existed immediately prior to the parties' agreement to settle their disputes as provided in this Agreement.

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IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date set forth opposite their respective signatures.

PINNACLE ENTERTAINMENT, INC.              PRESIDENT CASINOS, INC.
By: /s/ Wade Hundley                      By: /s/ Ralph J. Vaclavik
   ---------------------------------         ---------------------------------
   Name: Wade Hundley                        Name: Ralph J. Vaclavik
        ----------------------------              ----------------------------
   Its:  President                           Its:  Sr. VP & CFO
        ----------------------------              ----------------------------

THE OFFICIAL COMMITTEE OF                 PRESIDENT RIVERBOAT CASINO-
EQUITY SECURITY HOLDERS OF                MISSOURI, INC.
PRESIDENT CASINOS, INC.
By: /s/ Terrence L. Wirginis              By: /s/ Ralph J. Vaclavik
   ---------------------------------         ---------------------------------
   Name: Terrence L. Wirginis                Name: Ralph J. Vaclavik
        ----------------------------              ----------------------------
   Its:  Chairman                            Its:  Sr. VP & CFO
        ----------------------------              ----------------------------

/s/ Terrence L. Wirginis
------------------------------------
Terrence L. Wirginis, in his
individual capacity


Solely with respect to Section 6 and Section 7 hereof:

/s/ Greg Carlin                                      /s/ Greg Carlin
------------------------------------      ------------------------------------
Gregory A. Carlin, as a member of         Gregory A. Carlin, as a member of
the Committee                             the Ad Hoc Committee

                           /s/ Terrence L. Wirginis
------------------------------------      ------------------------------------
Dale B. Chappell, as a member of          Terrence L. Wirginis, as a member of
the Committee                             the Ad Hoc Committee

/s/ Ches e. Latham                        /s/ M. Scott Zegeer
------------------------------------      ------------------------------------
Ches. E. Latham, as a member of M. Scott Zegeer, as a member of the Committee the Ad Hoc Committee

/s/ James P. Napoli
------------------------------------
James P. Napoli, as a member of
the Committee

/s/ Terrence L. Wirginis
------------------------------------
Terrence L. Wirginis, as a member of
the Committee